Exhibit 99.01

FOR IMMEDIATE RELEASE

CannaSys, Inc. Announces Marketing and Distribution Partnership in California
with Green Capital Ventures, Inc.

Partnership to Include Developing Opportunities for Gridiron Cannabis Coalition

Denver, CO—November 17, 2015—CannaSys, Inc. (“CannaSys”) (OTCQB: MJTK), a leading marketing and technology company in the regulated cannabis industry, announced today that it has formed a marketing and distribution partnership with Green Capital Ventures, Inc. (“GCV”), a full service cannabis consulting firm and holding company with deep expertise in licensing, real estate, and brand management.

GCV was founded in 2014 by Michael Cindrich, one of California’s top medical cannabis attorneys and Executive Director of the San Diego chapter of NORML (National Organization for the Reform of Marijuana Laws), and Matthew Bucciero, a seasoned investment banker formerly with Pathfinder Partners, LLC and Fortress Investment Group. Jamie Matarese, a seven year veteran of the cannabis industry and expert in technology development and branding, has also joined GCV to work with CannaSys.

In conjunction with the partnership, CannaSys will grant GCV 250,000 shares of restricted common stock in the initial year of partnership, to vest quarterly, with a bonus grant of 150,000 restricted shares at the completion of the initial partnership year. In addition, Mr. Cindrich will be joining the Advisory Board of CannaSys, and Mr. Bucciero and Mr. Matarese will have senior executive roles with CannaSys.

“GCV and CannaSys have already jointly identified opportunities in the California market where the two firms can work together,” noted Michael A Tew, CannaSys CEO. “We are excited about our new partnership and believe CannaSys can unlock substantial shareholder value through this new relationship.”

The GCV-CannaSys partnership will entail jointly marketing each other’s properties in Colorado, California, and in new markets, and jointly developing scalable technologies and brands leveraging pooled resources. The partnership will seek out new, exciting and impactful opportunities for Gridiron Cannabis Coalition, an organization founded by Messrs. Cindrich and Bucciero, and former All-Pro Tackle Kyle Turley. Gridiron Cannabis Coalition is an organization dedicated to the advancement of medical cannabis treatment as an alternative to prescription medications for current and former NFL players.

”Green Capital Ventures is excited to work with someone of the caliber of Michael Tew and his team at CannaSys,” noted Michael Cindrich, CEO of Green Capital Ventures. “With our combined resources and expertise, we look forward to having a positive and lasting impact in the cannabis industry nationwide.”

Details of the partnership can be found in CannaSys’s recent 8-K filing with the Securities and Exchange Commission.

About CannaSys, Inc.
CannaSys is a leading technology solutions provider to the regulated cannabis industry. Its core products are delivered software as a service to facilitate point-of-purchase transactions, customer relationship marketing solutions, and cannabis laboratory information management systems. CannaSys plans to develop, acquire, and build partnerships in order to bring additional solutions to market in both established and developing medical and recreational cannabis states. For further information, please visit www.cannasys.com.

About Green Capital Ventures, Inc.
Green Capital Ventures, Inc. is a full-service cannabis firm and holding company focused on the advancement of medical research and community development. It offers a package of services to cannabis professionals which allows its clients and partners to pursue altruistic avenues aimed at revitalizing the areas in which they operate. GCV’s goal in all projects is to create a lasting impact that will improve the public’s perception of cannabis and fuel the growth of the industry. Its specialties include licensing, business expansion across state lines, marketing of new and existing product lines, and regulatory compliance. GCV’s expertise also includes real estate acquisition, leasing, management, and green enhancements to minimize environmental impact while lowering operating costs. For further information, please visit www.greencapitalventures.com.

About Gridiron Cannabis Coalition
Gridiron Cannabis Coalition is an organization dedicated to the advancement of medicinal cannabis as a treatment for brain disease and bodily injuries resulting from playing professional sports. Driven by research and development, GCC is committed to the evolution of the natural healing elements of the cannabis plant. Made up of current and former NFL players, cannabis industry experts, and medical professionals, GCC’s mission is to promote cannabis and other natural holistic medicines as an alternative to dangerous pharmaceuticals. For further information please visit www.gridironcannabis.com.

FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of CannaSys’s products, increased levels of competition for CannaSys, new products and technological changes, CannaSys's dependence on third-party suppliers, and other risks detailed from time to time in CannaSys's periodic reports filed with the Securities and Exchange Commission.

Contact:
CannaSys, Inc.
Michael A. Tew
Chief Executive Officer
Tel:  800.420.4866 x100
Email: michael.tew@cannasys.com
Web:  www.cannasys.com